January 18, 2007

VIA FACSIMILE

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY 10019

Gentlemen:

We have acted as counsel to GlobalOptions Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form SB-2 (the “Registration Statement”), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling stockholders listed therein of 35,300,163 shares of the Company’s common stock, par value of $0.001 per share (the “Shares”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Securities Act.

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of (i) the Company’s Articles of Incorporation and By-laws, each as amended to date, (ii) resolutions adopted by the Company’s Board of Directors authorizing the issuance of the Shares and (iii) such other documents as we have considered appropriate for purposes of this opinion. We have also reviewed such other matters of law and examined and relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the 35,300,163 Shares issuable upon conversion of the series B convertible preferred stock and exercise of the common stock purchase warrants will, when issued and paid for in accordance with their terms, be validly issued, fully paid and non-assessable.

January 18, 2007
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We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus which accompanies the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP